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                                                                     Exhibit 5.2

                     [Opinion of Osler, Hoskin & Harcourt]

July 3, 1997

Newbridge Networks Corporation
600 March Road
P.O. Box 13600
KANATA ON K2K 2E6

Gentlemen:

RE: REGISTRATION STATEMENT ON FORM S-8
--------------------------------------

In connection with the registration by you, Newbridge Networks Corporation (the "Corporation"), of 8,745,273 common shares of the Corporation with the Securities and Exchange Commission in the United States of America under the United States Securities Act of 1933 (the "Act") by a Registration Statement on Form S-8, and the registration of an aggregate of 16,254,727 common shares of the Corporation by Registration Statement No. 333-2446 on Form S-8, by Registration Statement No. 33-97472 on Form S-8, by Registration Statement No. 33-89624 on Form S-8, by Registration No. 33-78276 on Form S-8, by
Registration Statement No. 33-68710 on Form S-8, by Registration Statement No. 33-55964 on Form S-8, and by Registration Statement No. 33-51538 on Form S-8 (collectively the "Registration Statements"), you have asked us to provide this opinion.

The 25,000,000 common shares of the Corporation (the "Common Shares") collectively registered by the Registration Statements have been allotted and reserved by the Board of Directors of the Corporation for issue pursuant to the exercise of stock options ("options") granted and to be granted under the Newbridge Networks Corporation Consolidated Key Employee Stock Option Plan, as amended, (the "Consolidated Plan") and certain predecessor stock option plans (each a "Predecessor Plan") of the Corporation that have been replaced by the Consolidated Plan.

We did not participate in the preparation of the Registration Statements or, except for the section entitled Canadian Federal Income Tax Consequences, the preparation of the Prospectus dated July 3, 1997 (the "Prospectus") forming part of the Registration Statements.

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We are solicitors qualified in the Province of Ontario, Canada, and accordingly, no opinion is expressed herein as to the laws of any jurisdiction other than Ontario and the laws of Canada applicable therein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles and By-law of the Corporation, Minutes of meetings of the directors, as well as such statutes and officer's certificates necessary to enable us to express the opinion hereinafter set forth. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified true copies. We have also assumed the legal capacity of all individuals signing documents.

For the purposes of this opinion we have further assumed:

        (a) that the Board of Directors of the Corporation, or the Employee Compensation Committee thereof pursuant to delegated authority, has taken all action necessary to authorize the Predecessor Plans (as such plans are defined in the Registration Statements), each of which has been amended and restated by, and consolidated into, the Consolidated Plan;

        (b) that the Board of Directors of the Corporation, or the Employee Compensation Committee thereof pursuant to delegated authority, has taken or will take all action necessary to authorize the grant of options to purchase Common Shares pursuant to the Consolidated Plan;

        (c) that each option so authorized has been or will be duly granted to an eligible participant in accordance with the terms and provisions of the applicable Predecessor Plan, the terms and provisions of which have been superseded and replaced by the Consolidated Plan, or the Consolidated Plan; and

        (d)   that the shareholders of the Corporation approve:

              (i) an increase in the maximum number of Common Shares issuable upon exercise of options granted under the Consolidated Plan from 22,000,000 to 25,000,000 at the next meeting of shareholders of the Corporation and that such shareholder approval is provided prior to the time that any options representing the right to acquire Common Shares which



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                      would result in grater than 22,000,000 Common Shares
                      having been issued pursuant to the exercise of options become exercisable; and

                (ii) the deletion of the provision in the Consolidated Plan which precluded the Employee Compensation Committee from granting any option which would have the effect of causing the total number of Common Shares issuable upon exercise of options granted under the Consolidated Plan to exceed the lesser of 22,000,000 Common Shares or 10% of the number of Common Shares outstanding and that such shareholder approval is provided prior to the time that any options become exercisable which, upon exercise, could result in such limitation being exceeded.

The opinion expressed below is based upon the Articles, By-law and Resolutions of the Corporation, the Predecessor Plans and Consolidated Plan, and applicable laws, as they exist at the date of this letter.

Based upon and subject to the foregoing, we are of the opinion that the 25,000,000 Common Shares registered by the Registration Statements have been duly allotted and reserved by the Board of Directors of the Corporation for issuance upon the exercise of options and, when options are exercised and consideration therefor is paid to the Corporation in accordance with the exercise terms of said options, the Common Shares issued by the Corporation to the person exercising the option will constitute duly authorized and validly issued Common Shares outstanding as fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter as an Exhibit to the Registration Statements and to the reference to our firm name under Interests of Named Experts and Counsel in Part II, Item 5 of the Registration Statements. This consent is not and is not to be deemed an admission that we are persons whose consent is required by Section 7 of the Act or the Rules and Regulations promulgated thereunder by the United States Securities and Exchange Commission.

Yours truly,

/s/ OSLER, HOSKIN & HARCOURT


HBH/FJT